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EXHIBIT 99

VIA NET.WORKS investor contact:
Matt S. Nydell, General Counsel
VIA NET.WORKS
Ph: 703-464-0300 Fax: 703-464-0608
e-mail: ir@vianetworks.com

VIA NET.WORKS reports financial results

Turnaround continues to show positive results

Highlights:

  •
  Reports $10.6 million cash usage in Q2 reduced from $16 million in Q1, exceeding guidance

  •
  Reports net loss per share of ($0.05), exceeding guidance

  •
  Reports $19.8 million in revenue, meeting guidance

  •
  Revises reported results for 1Q 2002 for all operations, increasing net loss per share to ($0.33) from ($0.31) and reducing revenue to $19.3 from $20.2 million

        RESTON, VA (August 19, 2002)—VIA NET.WORKS, Inc. (Nasdaq and EASE: VNWI) today reported results for the second quarter ended June 30, 2002. The Company also announced that it was revising its financial statements for the first quarter of 2002.

        During the second quarter, VIA successfully disposed of its operations in Austria and Argentina, both of which are now considered discontinued operations. VIA also sold its operations in Brazil during the quarter, but this operation will not be treated as a discontinued operation until the sale qualifies under accounting rules as a disposition.

        Unless otherwise stated, references to second quarter 2002 and historical results are to amounts adjusted for discontinued operations.

        For the three months ended June 30, 2002, VIA reported $19.8 million in total revenue, meeting its guidance of between $19.5 and $20.0 million. Second quarter 2002 revenue represented a slight increase from first quarter revenue of $18.6 million and a decline of 12 percent from second quarter 2001 revenue of $22.6 million.

        VIA showed significant improvement in its EBITDA loss, reporting a second quarter EBITDA loss of $9.7 million, as compared to $13.3 million and $13.4 million losses for first quarter of 2002 and second quarter of 2001, respectively. VIA's second quarter EBITDA improved over first quarter levels as a result of increased revenue, the elimination of professional fees attributable to our integrated provisioning, billing and customer care platform that was suspended in the first quarter, a reduction of our direct costs, and aggressive collections efforts which resulted in a reduction of bad debt expense.

        The net loss for the quarter from continuing operations was $2.7 million, or ($0.05) per share. This net loss included $4.5 million or ($0.07) per share in depreciation, amortization and impairment charges. Foreign currency gains, which were related to the revaluation of intercompany balances and to Euro cash balances, reduced the net loss by $11.1 million, or $0.18 per share. Excluding the effects of foreign currency gains, VIA's net loss from continuing operations was ($0.23) per share, exceeding guidance of between ($0.28) and ($0.31) per share. While VIA's net loss from continuing operations was ($0.05) per share, VIA's overall net loss per share was ($0.01) due to gains on the disposal of our discontinued operations totaling $2.4 million, or $0.04 per share.

        During the second quarter, VIA's cost of Internet services decreased slightly from first quarter levels and, as a percentage of revenue, declined from 61 percent in the first quarter to 55 percent in the second quarter. VIA's cost reduction and aggressive collections program continued to show positive results in the second quarter. Selling, general and administrative costs for the second quarter were down to $18.7 million, or 94 percent of revenue, from $20.5 million, or 110 percent of revenue, in the prior quarter. Second quarter selling, general and administrative costs included severance payments to terminated employees, professional fees associated with the Company's turnaround plan, accounting fees and data validation project costs, a one-time expense associated with the acquisition of rights to market to a customer base in Europe and a benefit from the reduction of bad debt expense. During the quarter, VIA reduced its total headcount from 906 to 725.

        Cash and cash equivalents at June 30, 2002 totaled $113.1 million. VIA also had $1.2 million in restricted cash at June 30, 2002. VIA's cash usage during the quarter was $10.6 million as compared to $16 million in the first quarter. Cash balances during the second quarter were positively impacted by a $3 million cash gain from favorable foreign exchange rates.

        President, Chief Operating Officer and acting Chief Executive Officer Karl Maier commented, "We are encouraged by our second quarter 2002 financial results. Our turnaround plan is beginning to take hold and the actions we have taken since late January are showing tangible results, most significantly a meaningful reduction in our cash burn and a solid decrease in our EBITDA loss." Maier further stated, "As previously announced, VIA has sold its country operations in Austria, Argentina, and Brazil and in August we completed the sale of our Ireland operation as well. Overall, while we still have a lot to accomplish to complete the successful turnaround of the company, we feel confident that the most critical issues are being addressed."

        VIA also reported that it has revised its consolidated financial statements for the quarter ended March 31, 2002 to correct an inadvertent error that went undetected during the first quarter of 2002. The error, relating to a normal quarter-end close process, resulted in incorrect accounting for certain customer credits and adjustments processed during the first quarter and caused revenue for the first quarter to be overstated and deferred revenue at March 31, 2002 to be understated by approximately $964,000. On August 19, 2002, VIA reported its revised results for the quarter ended March 31, 2002 with the Securities and Exchange Commission on Form 10-Q/A. The revised report reflects a reduction in VIA's first quarter reported revenue for all operations of 5%, from $20.2 to $19.3 million and an increase in reported net loss per share for all operations from ($0.31) to ($0.33) for the first quarter. Expenses remain unchanged.

Business Outlook

        The following statements regarding VIA's turnaround plan, the viability of VIA's business, the opportunity to reach profitability, future revenues, the impact of our exit from certain countries and projected earnings per share and cash flows, are forward-looking statements that involve a number of risks and uncertainties. These statements are based on current expectations and actual results may differ materially. Among the factors that could cause actual results to differ materially are: unanticipated costs associated with turnaround plans; hiring of additional senior executives, including a permanent chief executive officer, which could increase VIA's compensation costs and expenses relating to executive searches; issues relating to the timing of the closure or sale of operations or offices, which could impact timing or the amount of the loss incurred; changes in competitive, regulatory or economic conditions or continuing market weakness in one or more of VIA's operating markets, which could restrict revenue growth or increase costs; unforeseen price reductions in response to competition which could reduce revenue with no corresponding reduction in cost; changes in product mix which could alter overall margins; fluctuation in exchange rates, particularly in the Euro and British Pound currencies, which could impact US dollar denominated reported revenue; failure or bankruptcy of VIA telecommunications providers, which could increase VIA's cost of Internet services; and other risk factors listed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including but not limited to the report on Form 10-Q for the quarter ended June 30, 2002. By making these forward-looking statements, VIA undertakes no obligation to update these statements for revisions or changes after the date of this release.

        For the third quarter 2002, VIA expects to report revenues of between $18.5 and $19.5 million from continuing operations, down slightly from second quarter 2002 levels due to the impact of traditional third quarter seasonality and the elimination of revenues of our disposed Irish operation. Excluding any impact of gains or losses from future dispositions, we anticipate a net loss per share from continuing operations in the third quarter of between ($0.16) and ($0.19), slightly better than our second quarter loss for continuing operations of ($0.23), excluding the effect of foreign currency translations. Finally, VIA expects its cash usage during the third quarter to be approximately $10.0 million, leaving VIA with a cash balance of approximately $103.1 million.

        Maier stated: "In the third quarter, we will continue our focus on reducing cash burn, driving towards profitability and enhancing our systems, business processes and controls. With essentially no debt and over $100 million in cash, we continue to believe that VIA is financially well-positioned to emerge from the current economic cycle as a strong player in the international Internet services provider market space."

About VIA NET.WORKS, Inc.

        VIA NET.WORKS, Inc. (Nasdaq and EASE: VNWI) is a single-source provider of managed Internet services for businesses, with operations in North America and Europe.

        VIA local operations offer a comprehensive portfolio of flexible and reliable managed Internet services encompassing areas such as connectivity, hosting, security, messaging, and professional services. VIA is a facilities-based Internet services company, managing its own backbone network. This unique combination—the agility of a local, customer-focused company and the reliability of an international high-speed network—allows VIA to be highly responsive to specific customer needs and to deliver quality solutions. VIA is headquartered at 12100 Sunset Hills Road, Reston, Virginia, USA, 20190. More information about VIA can be obtained by visiting our website at www.vianetworks.com.

        VIA will host a conference call to discuss its second quarter results on Wednesday, August 21, 2002 at 8:45 a.m. EDT. This call will be open to the public as a simultaneous audio webcast over the Internet. Listeners can access this webcast by following the instructions posted on the Investor Relations page of the Company's web site at http://www.vianetworks.com. The call will also be available for replay in its entirety from 11 a.m. EDT on Wednesday, August 21, 2002 until 5 p.m. EDT on Wednesday, September 11, 2002. You can listen to the replay over the Internet by going to the Investor Relations page of the Company's web site at http://www.vianetworks.com and following the posted instructions, or by dialing 877-519-4471 (U.S.) or 973-341-3080 (international), access code 3275567 for both.

        Statements in this press release regarding VIA's business that are not historical facts, including but not limited to statements regarding projected cost reductions and related charges, are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements. Factors that could cause or contribute to such differences include competitive factors, general economic conditions, currency fluctuations, and other risks detailed in the Company's periodic reports filed with the Securities and Exchange Commission and the statement of risks posted on the investor relations page of the Company's web site. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

VIA NET.WORKS, Inc.

Consolidated Statements of Operations

(in thousands of U.S. dollars, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2001	2002	2001
Revenue	$19,781	$22,554	$38,384	$46,974

Operating costs and expenses
Internet services	10,850	11,941	22,169	24,929
Selling, general and administrative	18,674	24,052	39,182	45,863
Non cash stock compensation charges	—	717	527	1,480
Impairment charges	1,428	47,992	1,428	47,992
Depreciation and Amortization	3,059	14,768	5,923	29,633

Total operating costs and expenses	34,011	99,470	69,229	149,897

Loss from continuing operations	(14,230)	(76,916)	(30,845)	(102,923)

Interest income, net	553	1,897	1,132	4,453
Other income (expense), net	(84)	(54)	34	(99)
Foreign currency gains (losses)	11,054	(2,495)	8,103	(8,039)

Net loss from continuing operations	(2,707)	(77,568)	(21,576)	(106,608)

Income tax benefit/(expense)	—	201	—	(131)
Minority interest in loss of consolidated subsidiary	—	—	—	73

Net loss from continuing operations	$(2,707)	$(77,367)	$(21,576)	$(106,666)
Loss from discontinued operations	(43)	(1,643)	(730)	(2,834)
Gain on disposal of discontinued operations	2,434	0	2,434	0

Net loss	$(316)	$(79,010)	$(19,872)	$(109,500)

Basic and diluted earnings (loss) per share:
Continuing operations	$(0.05)	$(1.27)	$(0.36)	$(1.75)
Discontinued operations	$0.04	$(0.03)	$0.03	$(0.05)

Net earnings (loss) per share—basic and diluted	$(0.01)	$(1.30)	$(0.33)	$(1.80)
Shares used in computing basic and diluted earnings (loss) per share	60,147,704	60,812,900	60,147,704	60,812,045
EBITDA(1)	(9,743)	(13,439)	(22,967)	(23,818)

(1)
EBITDA represents loss from operations before depreciation, amortization and non-cash stock compensation charges. Although EBITDA is a measure commonly used in our industry as a measure of performance, it should not be considered an alternative to net earnings or cash flows from operating activities, when determined in accordance with generally accepted accounting principles, or GAAP. In addition, the measure of EBITDA we use may not compare to other, similarly titled measures used by other companies.

VIA NET.WORKS, Inc.

Consolidated Balance Sheets

(in thousands of U.S. dollars)

	June 30, 2002	December 31, 2001
Assets
Current assets:
Cash and cash equivalents	$113,105	$137,854
Restricted Cash	1,163	—
Trade and other accounts receivable, net	14,474	16,020
Other current assets	4,953	4,597

Total current assets	133,695	158,471
Property and equipment, net	16,810	20,579
Goodwill, net	18,261	17,134
Intangible assets, net	368	1,750
Other non-current assets	856	767
Assets of business transferred under contractual arrangement	425	—

Total assets	$170,415	$198,701

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	14,318	12,642
Short term notes, current portion of long-term debt and capital lease obligations	207	1,632
Deferred revenue	13,018	12,188
Other current liabilities and accrued expenses	11,570	15,757

Total current liabilities	39,113	42,219
Long-term debt and capital lease obligations, less current portion	36	241
Liabilities of business transferred under contractual arrangement	455	—

Total liabilities	39,604	42,460
Stockholders' equity:
Common Stock	61	61
Additional paid-in capital	555,574	557,358
Treasury stock	(733)	(733)
Accumulated deficit	(404,493)	(384,621)
Deferred compensation	—	(2,311)
Accumulated other comprehensive loss	(17,019)	(13,513)
Accumulated other comprehensive loss of business transferred under contract	(2,579)	—

Total stockholders' equity	130,811	156,241

Total liabilities and stockholders' equity	$170,415	$198,701

QuickLinks

  EXHIBIT 99
VIA NET.WORKS reports financial results
Turnaround continues to show positive results
About VIA NET.WORKS, Inc.
VIA NET.WORKS, Inc. Consolidated Statements of Operations (in thousands of U.S. dollars, except share and per share data)
VIA NET.WORKS, Inc. Consolidated Balance Sheets (in thousands of U.S. dollars)